EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Ducommun Reports Results for the

Third Quarter Ended September 28, 2013

Continued Strength in Commercial Aerospace; Cash Flow Generation Drives Further Debt Reduction

LOS ANGELES, California (October 28, 2013) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its third quarter and the nine months ended September 28, 2013.

Third Quarter 2013 Highlights

•	The Company reported net income of $4.6 million, or $0.42 per diluted share

•	Adjusted EBITDA for the quarter was $19.2 million

•	Cash flow from operations was $7.6 million; Ducommun also made another voluntary principal prepayment of $7.5 million on its term loan

•	The Company’s firm backlog at the end of the third quarter was $609 million

“Our third quarter highlighted the resilience of our diversified product portfolio,” said Anthony J. Reardon, chairman, president and chief executive officer. “We posted strong revenue within our aerospace structures and defense technologies segments, while our non-A&D end markets faced continued challenges but have stabilized, as we implement our strategy for profitable growth. Our commercial aerospace backlog remains near record levels, benefitting from higher build rates, increased content, and new business development initiatives.

“We generated $7.6 million of cash from operations this quarter, versus $5.7 million last year, and paid down another $7.5 million of our term loan. We remain on track to eliminate up to $30 million of debt in 2013 as we continue to de-lever the balance sheet. While some uncertainty clearly remains with regard to Washington’s spending priorities, we believe Ducommun’s platform diversity and program strengths leave us well positioned for long-term growth and earnings expansion.”

Third Quarter Results

Net sales for the third quarter of 2013 were $181.3 million, versus $184.1 million for the third quarter of 2012. The slight revenue decline year-over-year reflects lower sales within the Company’s non-aerospace and defense (“non-A&D”) end markets, partially offset by an increase in revenue across Ducommun’s other end markets.

Net income for the third quarter of 2013 was $4.6 million, or $0.42 per diluted share, compared to $5.1 million, or $0.48 per diluted share, for the third quarter of 2012. The Company recognized $0.7 million of federal research and development tax credits in the third quarter of 2013, while the prior-year period contained no such benefits. The third quarters of both 2013 and 2012 included tax benefits from expiring statutes and other favorable tax adjustments.

Operating income for the third quarter of 2013 was $12.0 million, or 6.6% of revenue, compared to $14.2 million, or 7.7% of revenue, in the comparable period last year. Operating income in the third quarter of 2013 was impacted by lower sales and a $1.1 million inventory reserve charge.

Adjusted EBITDA for the third quarter of 2013 was $19.2 million, or 10.6% of revenue, compared to $21.9 million, or 11.9% of revenue, for the comparable period in 2012. Interest expense declined to $7.4 million in the third quarter of 2013, compared to $8.2 million in the previous year’s third quarter, as the Company continued to de-lever its balance sheet.

Cash flow generated from operations during the third quarter of 2013 was $7.6 million compared to $5.7 million in the prior year’s third quarter. The higher cash provided by operating activities in the third quarter of 2013 reflects improved working capital management.

Ducommun AeroStructures (DAS)

The Company’s DAS segment reported net sales for the third quarter of $77.7 million compared to $76.7 million in the third quarter of 2012. Revenue increased 1.4% primarily due to higher sales of large commercial aircraft products and military aircraft products, partially offset by lower sales of commercial helicopter products.

DAS segment operating income was $7.6 million, or 9.8% of revenue, compared to $7.4 million, or 9.7% of revenue, in the third quarter of 2012. The higher operating margin primarily reflects improved product mix. EBITDA was $10.3 million for the quarter, or 13.2% of revenue, compared to $10.3 million, or 13.5% of revenue, for the comparable quarter in the prior year.

Ducommun LaBarge Technologies (DLT)

The Company’s DLT segment reported net sales for the third quarter of $103.5 million compared to $107.4 million in the third quarter of 2012. The year-over-year decline reflects a 24.7% decrease in non-A&D revenue, partially offset by an 8.9% increase in defense electronics and commercial aerospace revenue.

DLT’s operating income for the third quarter of 2013 was $7.6 million, or 7.3% of revenue, compared to $10.5 million, or 9.7% of revenue, in the 2012 third quarter. The decrease was primarily due to lower net sales in the Company’s non-A&D end markets and a $1.1 million charge for inventory reserves. EBITDA was $12.1 million in the quarter, or 11.7% of revenue, compared to $15.2 million, or 14.1% of revenue, in the comparable quarter of the prior year.

Corporate General and Administrative Expenses (CG&A)

CG&A expenses for the third quarter of 2013 were $3.3 million, or 1.8% of revenue, down from $3.6 million, or 2.0% of revenue, in the prior-year period, due to lower accrued compensation and benefits costs.

Year to Date Results

Net sales for the first nine months of 2013 were $548.7 million versus $553.1 million for the same period of 2012. Revenue declined due to a 27.5% decrease in the Company’s non-A&D end markets, partially offset by 7.3% growth in defense technologies, defense structures and commercial aerospace products.

Net income for the first nine months of 2013 was $13.8 million, or $1.28 per diluted share, compared to $13.0 million, or $1.23 per diluted share, for the comparable period of 2012. Diluted earnings per share for the nine-month period of 2013 included a federal research and development tax benefit of $3.7 million while the 2012 period included no such benefit. Diluted earnings per share for the nine-month periods of both 2013 and 2012 included tax benefits from expiring statutes and other favorable tax adjustments. The nine-month period of 2012 also included a state tax benefit of $1.6 million as a result of the acquisition of LaBarge Inc., which allowed the Company to file consolidated tax returns in certain states.

The Company recognized total federal research and development tax credit benefits of $2.5 million in the first quarter of 2013, $0.5 million in the second quarter of 2013 and $0.7 million in the third quarter of 2013. The Company expects to recognize approximately $0.5 million for these benefits in the fourth quarter of 2013.

Operating income for the first nine months of 2013 was $37.3 million, or 6.8% of revenue, compared to $40.1 million, or 7.3% of revenue, for the comparable period last year. The Company’s operating margin decreased due to lower net sales, a $1.1 million inventory reserve charge and a one-time charge of $0.5 million related to the debt repricing and professional fees.

Adjusted EBITDA for the first nine months of 2013 was $58.7 million, or 10.7% of revenue, compared to $62.3 million, or 11.3% of revenue, for the comparable period last year. Interest expense declined to $22.7 million in the year-to-date period of 2013, compared to $24.7 million in the prior-year period, as the Company continued to de-lever its balance sheet.

During the first nine months of 2013, the Company generated $14.5 million of cash from operations compared to $11.4 million in the prior-year period. The higher cash provided by operating activities in the first nine months of 2013 primarily reflects improved working capital management.

Ducommun AeroStructures (DAS)

The Company’s DAS segment reported net sales for the first nine months 2013 of $234.4 million compared to $227.8 million in the prior-year period. The 2.9% increase in revenue is primarily attributable to higher sales of large commercial aircraft products, partially offset by lower sales of commercial helicopter products.

DAS segment operating income was $23.8 million, or 10.1% of revenue, compared to $21.6 million, or 9.5% of revenue, in the same period of 2012. The higher operating margin primarily reflects improved product mix and operating efficiencies. EBITDA was $31.2 million for first nine months, or 13.3% of revenue, compared to $28.8 million, or 12.6% of revenue, for the prior-year period.

Ducommun LaBarge Technologies (DLT)

The Company’s DLT segment reported net sales for the first nine months of 2013 of $314.2 million, down 3.4% from $325.3 million in the prior-year period. The lower revenue reflects a 27.5% decline in the segment’s non-A&D sales, partially offset by a 12.3% increase in the segment’s defense electronics and commercial aerospace revenue.

DLT’s operating income for the first nine months of 2013 was $26.8 million, or 8.5% of revenue, compared to $29.3 million, or 9.0% of revenue, in the comparable period of 2012. The decrease in operating margin was primarily due to lower efficiencies from lower net sales and higher charges for inventory reserves, partially offset by the realization of cost synergies achieved following the LaBarge acquisition. EBITDA was $40.6 million, or 12.9% of revenue, compared to $43.4 million, or 13.3% of revenue, in the prior-year period.

Corporate General and Administrative Expenses (CG&A)

CG&A expenses for the first nine months of 2013 were $13.2 million, or 2.4% of revenue, up from $10.7 million, or 1.9% of revenue, in the prior-year period. CG&A expenses increased in 2013 primarily due to a workers’ compensation insurance payroll audit charge, expenses related to the Company’s debt repricing transaction and certain professional fees, partially offset by lower accrued compensation and benefits costs.

Conference Call

A teleconference hosted by Anthony J. Reardon, the Company’s chairman, president and chief executive officer, and Joseph P. Bellino, the Company’s vice president, treasurer and chief financial officer, will be held today, October 28, 2013 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 877-703-6102 (international 857-244-7301) approximately ten minutes prior to the conference time stated above. The participant passcode is 65639334. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.

This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 45654395.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Joseph P. Bellino	or	Chris Witty
Vice President, Treasurer and Chief Financial Officer		Investor Relations
(310) 513-7211		(646) 438-9385/cwitty@darrowir.com

[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 28, 2013	December 31, 2012
Assets
Current Assets
Cash and cash equivalents	$32,597	$46,537
Accounts receivable, net	92,637	97,300
Unbilled receivables	6,615	3,556
Inventories	148,524	148,318
Production cost of contracts	19,926	17,960
Deferred income taxes	7,110	10,459
Other current assets	16,890	10,441

Total Current Assets	324,299	334,571
Property and Equipment, Net	93,840	98,383
Goodwill	161,940	161,940
Intangibles, Net	168,188	176,356
Other Assets	11,779	13,824

Total Assets	$760,046	$785,074

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$3,029	$3,042
Accounts payable	49,668	52,578
Accrued liabilities	39,320	52,716

Total Current Liabilities	92,017	108,336

Long-Term Debt, Less Current Portion	340,184	362,702
Deferred Income Taxes	64,504	67,808
Other Long-Term Liabilities	22,097	23,553

Total Liabilities	518,802	562,399

Commitments and Contingencies
Shareholders’ Equity
Common stock	109	107
Treasury stock	(1,924)	(1,924)
Additional paid-in capital	70,679	66,475
Retained earnings	179,332	165,485
Accumulated other comprehensive loss	(6,952)	(7,468)

Total Shareholders’ Equity	241,244	222,675

Total Liabilities and Shareholders’ Equity	$760,046	$785,074

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net Sales	$181,288	$184,097	$548,675	$553,145
Cost of Sales	148,984	148,517	446,202	447,143

Gross Profit	32,304	35,580	102,473	106,002
Selling, General and Administrative Expenses	20,351	21,340	65,175	65,891

Operating Income	11,953	14,240	37,298	40,111
Interest Expense	7,403	8,241	22,668	24,714

Income Before Taxes	4,550	5,999	14,630	15,397
Income Tax Expense (Benefit)	(86)	894	783	2,395

Net Income	$4,636	$5,105	$13,847	$13,002

Earnings Per Share
Basic earnings per share	$0.43	$0.48	$1.30	$1.23
Diluted earnings per share	$0.42	$0.48	$1.28	$1.23
Weighted-Average Number of Common Shares Outstanding
Basic	10,722	10,595	10,657	10,575
Diluted	10,917	10,633	10,785	10,588
Gross Profit %	17.8%	19.3%	18.7%	19.2%
SG&A %	11.2%	11.6%	11.9%	11.9%
Operating Income %	6.6%	7.7%	6.8%	7.3%
Net Income %	2.6%	2.8%	2.5%	2.4%
Effective Tax Rate (Benefit)	(1.9)%	14.9%	5.4%	15.6%

DUCOMMUN INCORPORATED AND SUBSIDIARIES

BUSINESS SEGMENT PERFORMANCE

(Unaudited)

(In thousands)

	Three Months Ended					Nine Months Ended
	% Change	September 28, 2013	September 29, 2012	% of Net Sales 2013	% of Net Sales 2012	% Change	September 28, 2013	September 29, 2012	% of Net Sales 2013	% of Net Sales 2012
Net Sales
DAS	1.4%	$77,740	$76,655	42.9%	41.6%	2.9%	$234,437	$227,832	42.7%	41.2%
DLT	(3.6)%	103,548	107,442	57.1%	58.4%	(3.4)%	314,238	325,313	57.3%	58.8%

Total Net Sales	(1.5)%	$181,288	$184,097	100.0%	100.0%	(0.8)%	$548,675	$553,145	100.0%	100.0%

Segment Operating Income
DAS		$7,633	$7,410	9.8%	9.7%		$23,766	$21,575	10.1%	9.5%
DLT (2)		7,596	10,472	7.3%	9.7%		26,772	29,260	8.5%	9.0%

		15,229	17,882				50,538	50,835
Corporate General and Administrative Expenses (1) (2) (3)		(3,276)	(3,642)	(1.8)%	(2.0)%		(13,240)	(10,724)	(2.4)%	(1.9)%

Total Operating Income		$11,953	$14,240	6.6%	7.7%		$37,298	$40,111	6.8%	7.3%

EBITDA (1)
DAS
Operating Income		$7,633	$7,410				$23,766	$21,575
Depreciation and Amortization		2,621	2,903				7,386	7,200

		10,254	10,313	13.2%	13.5%		31,152	28,775	13.3%	12.6%
DLT
Operating Income		7,596	10,472				26,772	29,260
Depreciation and Amortization		4,540	4,710				13,863	14,139

		12,136	15,182	11.7%	14.1%		40,635	43,399	12.9%	13.3%
Corporate General and Administrative Expenses
Operating Loss		(3,276)	(3,642)				(13,240)	(10,724)
Depreciation and Amortization		41	42				126	122

		(3,235)	(3,600)				(13,114)	(10,602)

EBITDA		$19,155	$21,895				$58,673	$61,572

Adjusted EBITDA
Merger-related expenses (2)		$—	$7				$—	$702

Adjusted EBITDA		$19,155	$21,902	10.6%	11.9%		$58,673	$62,274	10.7%	11.3%

Capital Expenditures
DAS		$1,159	$2,074				$4,208	$6,360
DLT		866	1,472				3,046	5,921
Corporate Administration		43	21				67	49

Total Capital Expenditures		$2,068	$3,567				$7,321	$12,330

(1)	Includes costs not allocated to either the DLT or DAS operating segments.
(2)	The nine-month period of 2012 includes merger-related transaction costs of $0.3 million in Corporate General and Administrative Expenses and $0.4 million in DLT resulting from a change in control provision for key certain executives and employees arising in connection with the acquisition of LaBarge Inc. in June 2011.
(3)	The three- and nine-month periods of 2013 include $0.1 million and $1.2 million, respectively, of workers’ compensation insurance expenses included in gross profit and not allocated to the operating segments. The three- and nine-month periods of 2012 include $(0.2) million and $0.4 million, respectively, of workers’ compensation insurance expenses (credits) included in gross profit and not allocated to the operating segments.